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                                     EX-99.1
                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., September 17, 2001 -- Komag, Incorporated (Nasdaq: KMAG), the largest independent producer of media for disk drives, today announced that it withdrew its appeal to the Nasdaq Listing Qualifications Panel and is voluntarily delisting its common stock from the Nasdaq National Market. The company expects its common stock to be traded on the OTC Bulletin Board under the symbol KMAG.

About Komag:

Founded in 1983, Komag is the world's largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its U.S. R&D centers with its world-class Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag creates extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as peer-to-peer servers, digital video recorders and game boxes.

For more information about Komag, visit Komag's Internet home page at http://www.komag.com or call Komag's Investor Relations 24-hour Hot Line at 888-66-KOMAG or 408-576-2901.

Forward Looking Statements

This press release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the company's current judgment about the trading of its common stock. Factors that could cause actual results to differ include, but are not limited to, the willingness of market makers to make a market in the company's common stock on the OTC Bulletin Board and whether NASD Regulation approves the trading of the company's common stock on the OTC Bulletin Board. In addition, the company makes no representation that there will be a liquid market for its common stock or that the price of the stock will not be volatile. Because the company filed a petition under chapter 11 of the U.S. Bankruptcy Code, there is a substantial risk of loss of any investment made in the company's common stock. These and other factors described in the company's reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.